Exhibit 23.3

FEARNRESEARCH

GoodBulk Ltd.

c/o C Transport Maritime S.A.M.

7 Rue du Gabian

Gildo Pastor Center

Monaco, 98000

Oslo, 1. June 2018
/SBS

Letter of Consent

Dear Sir/Madam,

We hereby consent to the use, in the registration statement of GoodBulk Ltd. (the “Company”) on Form F-l (the “Registration Statement”), as amended or supplemented, to all references to our name, and the use of statistical information supplied by us set forth therein under the heading “The International Dry Bulk Shipping Industry.”

We further advise you that our role has been limited to the provision of such statistical data supplied by us. With respect to such statistical data, we advise you that:

•	We have to the best of our knowledge accurately described the dry bulk shipping industry; and
•	Our methodologies for collecting information and data may differ from those of other sources.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement of the Company to be filed with the U.S. Securities and Exchange Commission pursuant to the Securities Act.

Yours faithfully,

FEARNRESEARCH

/s/ Sverre Bjørn Svenning

Sverre Bjørn Svenning

Global Head of Research

Fearnleys AS Enterprise Number NO 943 190 410 VAT An Astrup Fearnley company www.fearnleys.no	Office: Grev Wedels pl. 9 N-0151 Oslo	Mailing address: P.O. Box 1158 Sentrum N-0107 Oslo	Telephone:+47 22 93 60 00 Telefax: +47 22 93 61 10 E-mail: fearnresearch@fearnleys.no